            GUARANTEED MINIMUM INCOME BENEFIT RIDER - LIVING BENEFIT

This Rider forms a part of the Contract to which it is attached and is effective as of the Effective Date shown on the Contract Schedule. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control, including but not limited to the Enhanced Dollar Cost Averaging (EDCA) Rider. Your election of this Rider is irrevocable and its provisions will remain part of the Contract until terminated in accordance with the provisions below. This Rider amends the Contract as follows:

Under this Rider, your Purchase Payment allocations and all transfers, and reallocations of your Account Value must meet the following allocation limits applicable to the Subaccounts and other accounts included by rider as set forth in the section on Allocation, Transfer and Rebalancing below.

DEFINITIONS

For purposes of the Rider, the term "Effective Date" is defined to mean the date this Rider is issued and made an effective part of your Contract. The Effective Date must be on the Issue Date or a Contract Anniversary. The following is added to the "Annuity Provisions" section:

                        GUARANTEED MINIMUM INCOME BENEFIT

                                 We guarantee that your minimum monthly Fixed
                                 Income Payment will not be less than the Guaranteed Minimum Income Benefit (GMIB) Payment (less any applicable charges and fees as described in the Contract Schedule or any Rider) provided you meet the eligibility requirements below. If a higher Fixed Income Payment results from applying your total Adjusted Account Value to the then current Fixed Annuity rates applicable to this class of contracts, we will pay you the greater amount.

                                 At the Annuity Calculation Date, the GMIB
                                 Payment will be determined by applying the Income Base to the GMIB Annuity Table multiplied by the applicable GMIB Payment Adjustment Factor shown on the Contract Schedule. In calculating the GMIB Payment, any Withdrawal Charges that would have applied if you had made a full withdrawal of your Account Value will be deducted from the Income Base. We reserve the right to reduce the Income Base for any Premium and Other Taxes that may apply.

INCOME BASE                      The Income Base is the greater of (a) or (b):

                                 (a)  Highest Anniversary Value: On the
                                      -------------------------
                                      Effective Date we set this value equal to your Account Value. If the Effective Date is the same as the Issue Date, we set this value equal to your initial Purchase Payment. During each subsequent Contract Year we increase this value by any Purchase Payments made and reduce it proportionately by the Percentage Reduction, as defined below, in Account Value attributable to any partial withdrawals taken. On every subsequent Contract Anniversary prior to the Last Highest Anniversary Date shown on the Contract Schedule, we compare this value to the current Account Value and we set the Highest Anniversary Value equal to the higher amount.

                                 (b)  Annual Increase Amount: On the Effective
                                      ----------------------
                                      Date we set this amount equal to your
                                      Account Value. If the Effective Date is
                                      the same as the Issue Date, we set this
                                      value equal to your initial Purchase
                                      Payment. For purposes of this calculation, if this Rider is effective on the Issue Date, all Purchase Payments credited within 120 days of the Issue Date will be treated as if received on the Issue Date. After the Effective Date, this amount will equal:

MLI-560-4 (4/08)

                                      (i)  The sum total of the Annual Increase
                                           Amount on the Effective Date and each
                                           Purchase Payment accumulated at the
                                           Annual Increase Accumulation Rate,
                                           shown on the Contract Schedule, prior
                                           to the Last Increase Date, shown on
                                           the Contract Schedule, from the date
                                           the Purchase Payment is made, less

                                      (ii) The sum total of each Withdrawal
                                           Adjustment, as defined below, for any
                                           partial withdrawal accumulated at the
                                           Annual Increase Accumulation Rate,
                                           prior to the Last Increase Date, from
                                           the date of withdrawal.

                                      For purposes of calculating the Annual
                                      Increase Amount when the GMIB Rider Charge is assessed, the Annual Increase Accumulation Rate will be applied through the end of the prior Contract Year.

                                 We define the Percentage Reduction in Account Value attributable to a partial withdrawal as the computation of dividing the dollar amount of the withdrawal plus any applicable Withdrawal Charges by the Account Value immediately preceding such withdrawal. When we reduce a value proportionately by the Percentage Reduction in Account Value attributable to a partial withdrawal we multiply that value by 1 minus the Percentage Reduction.

                                 The Withdrawal Adjustment for any partial withdrawal in a Contract Year is defined to equal the Annual Increase Amount immediately prior to the withdrawal multiplied by the Percentage Reduction in Account Value attributable to that partial withdrawal. However, if all partial withdrawals in a Contract Year are payable to the Owner (or Annuitant if the Owner is a non-natural person) or other payees that we agree to in writing and if total partial withdrawals in a Contract Year are not greater than the Annual Increase Amount on the previous Contract Anniversary multiplied by the Dollar-for-Dollar Withdrawal Percentage shown on the Contract Schedule, the total Withdrawal Adjustments for that Contract Year will be set equal to the dollar amount of total partial withdrawals in that Contract Year and treated as a single withdrawal at the end of that Contract Year.

GMIB ANNUITY TABLE               The guaranteed monthly payout rates per $1000
                                 of Income Base are shown in the GMIB Annuity
                                 Tables using the Basis of GMIB Annuity Table shown on the Contract Schedule. The rate applied will depend upon the Annuity Option chosen and the Attained Age and sex of the Annuitant and Joint Annuitant, if applicable.

ELIGIBILITY REQUIREMENTS FOR     You are only eligible to receive GMIB Payments
THE GMIB PAYMENT                 if:

                                 1.    The Owner is a natural person and the
                                       Owner is also the Annuitant. If the Owner is a non-natural person then the Annuitant will be considered the Owner for GMIB Payment purposes. If Joint Owners are named, the age of the oldest will be used to determine the Income Base and GMIB Payment, and

                                 2. You choose an Annuity Date that is within 30 days following any Contract Anniversary on or after the GMIB Income Date shown on the Contract Schedule, but no more than 30 days after the GMIB Rider Termination Date shown on the Contract Schedule. However, if your Account Value is fully withdrawn, we set an Annuity Date 30 days following the full withdrawal date, and the GMIB Payment (if any) will be determined using the Income Base after any applicable Withdrawal Adjustment associated with the withdrawal that exhausted your Account Value, and

                                 3.    You choose to start receiving Fixed
                                       Income Payments under one of the Annuity
                                       Options shown on the Contract Schedule.
                                       If a single life option is chosen and
                                       Joint Owners are named, the age of the
                                       oldest will be used to determine the
                                       Income Base and the GMIB Payment, and
                                       monthly Fixed Income Payments will be
                                       made for the lifetime of the oldest Joint
                                       Owner. You may name a Joint Annuitant on the Annuity Date for purposes of a Life Income Annuity for Two option provided that the difference in the ages of the Joint Annuitants is 10 years or less (or as permissible under our then current underwriting requirements if more favorable), and
MLI-560-4 (4/08)

                                 4. Income Payments will be paid as monthly installments or at any frequency acceptable to you and us. If the amount of the Income Base to be applied under an Annuity Option is less than $5,000, we reserve the right to make one lump sum payment in lieu of Income Payments. If the amount of the first Income Payment would be less than $100, we may reduce the frequency of payments to an interval which will result in the payment being at least $100, but no less than annually.

GMIB RIDER CHARGE                The GMIB Rider Charge is equal to the specified
                                 percentage shown on the Contract Schedule multiplied by the Income Base at the end of the prior Contract Year prior to any Optional
                                 Step-Up. The charge is assessed for the prior
                                 Contract Year at each Contract Anniversary following the Effective Date. If you take a full withdrawal or apply any portion of your Adjusted Account Value to an Annuity Option, a pro rata portion of the GMIB Rider Charge will be assessed based on the number of months from the last Contract Anniversary to the date of withdrawal or application to an Annuity Option.
                                 The GMIB Rider Charge may only be changed as a result of an Optional Step-Up.

                                 The GMIB Rider Charge will be deducted from your Account Value. This deduction will result in the cancellation of Accumulation Units from each applicable Subaccount (and/or reduction of any portion of the Account Value allocated to any other accounts included by rider) in the ratio that the portion of the Account Value in such Subaccount (and/or other account) bears to the total Account Value.

GUARANTEED PRINCIPAL OPTION      The Guaranteed Principal Option allows you to
                                 elect to receive an adjustment to your Account
                                 Value in lieu of receiving GMIB Payments. The adjustment is called the Guaranteed Principal
                                 Adjustment, and is equal to (a) - (b) defined below:

                                 (a)   is the Account Value on the Effective
                                       Date reduced proportionately by the
                                       Percentage Reduction in Account Value
                                       attributable to any partial withdrawals
                                       taken. If the Effective Date is the same as the Issue Date, this value is the Purchase Payments credited within 120 days of the Effective Date reduced proportionately by the Percentage Reduction in Account Value attributable to any partial withdrawals taken.

                                 (b)   is the Account Value on the Contract
                                       Anniversary immediately preceding
                                       exercise of the Guaranteed Principal
                                       Option.

                                 The Guaranteed Principal Option may be
                                 exercised provided that (a) exceeds (b) as defined above.

                                 You may exercise the Guaranteed Principal
                                 Option in accordance with our administrative procedures within 30 days following any Contract Anniversary on or after the Guaranteed Principal Option First Exercise Date shown on the Contract Schedule, but no more than 30 days following the GMIB Rider Termination Date shown on the Contract Schedule. The Guaranteed Principal Adjustment will be made at the end of the 30-day window period after the Contract Anniversary immediately preceding receipt of such Notice.

                                 The Guaranteed Principal Adjustment will be added to each applicable Subaccount and any other accounts included by rider in the ratio that the Account Value in such Subaccount bears to the total Account Value in all Subaccounts and any other account included by rider.

                                 The Guaranteed Principal Adjustment will never be less than zero.

                                 If the Guaranteed Principal Option is
                                 exercised, this GMIB Rider will terminate on the date the Guaranteed Principal Adjustment is added to the Account Value.

MLI-560-4 (4/08)

OPTIONAL STEP-UP                 On any Contract Anniversary on or after the
                                 GMIB First Optional Step-Up Date as shown on your Contract Schedule, you may elect an Optional Step-Up provided the amount of time that has elapsed since the last Optional
                                 Step-Up is at least equal to the GMIB Optional
                                 Step-Up Waiting Period shown on your Contract
                                 Schedule. You may elect by Notice, an Optional
                                 Step-Up provided that:

                                 1.    The Account Value exceeds the Annual
                                       Increase Amount immediately before the
                                       Step-Up, and

                                 2. Your Attained Age on the Optional Step-Up Date (or the age of the oldest Joint Owner, or of the Annuitant if the Owner is a non-natural person) does not exceed the Maximum Optional Step-Up Age as shown on the Contract Schedule.

                                 You may elect an Optional Step-Up by providing Notice to Us in accordance with our administrative procedures. The Optional Step-Up will take effect on the Contract Anniversary following receipt of such Notice.

                                 The Optional Step-Up election will:

                                 (a) reset the Annual Increase Amount to the Account Value on the Contract Anniversary following receipt of an Optional Step-Up election. All Purchase Payments and Withdrawal Adjustments previously used to calculate the Annual Increase Amount will be set equal to zero on the Step-Up date, and the Account Value on the Step-Up date will be treated as a single Purchase Payment received on that date for purposes of determining the Annual Increase Amount.

                                 (b)   reset the GMIB Income Date to the
                                       Optional Step-Up GMIB Income Date as
                                       shown on the Contract Schedule.

                                 (c) reset the GMIB Rider Charge to a rate we shall determine that does not exceed the Maximum Optional Step-Up Charge, as shown on your Contract Schedule, provided that this rate will not exceed the rate currently applicable to the same rider available for new contract purchases at the time of Step-Up.

ALLOCATION, TRANSFER             While this Rider is in force, unless otherwise
AND REBALANCING                  provided in the Contract Schedule, all
                                 allocations to or transfers among Subaccounts and any other accounts included by rider are limited as follows:

                                 Each Purchase Payment, or your Account Value on the Effective Date, must be allocated in accordance with either subsection (1) or (2) below:

                                 1. You must allocate your Purchase Payments or your Account Value on the Effective Date to the GMIB Subaccounts and other accounts included by rider shown on the Contract Schedule.

                                 2. You must allocate your Purchase Payments or your Account Value on the Effective Date in accordance with the following allocation requirements:

                                 (a)   A percentage, at least equal to the
                                       Platform 1 Minimum Percentage shown on
                                       the Contract Schedule, must be allocated to any combination of Subaccounts that we classify as Platform 1 Subaccounts and other accounts included by rider, shown on the Contract Schedule;

                                 (b) A percentage, not to exceed the Platform 2 Maximum Percentage shown on the Contract Schedule, may be allocated to any combination of Subaccounts that we classify as Platform 2 Subaccounts, shown on the Contract Schedule;

                                 (c) A percentage, not to exceed the Platform 3 Maximum Percentage shown on the Contract Schedule, may be allocated to any combination of Subaccounts that we classify as Platform 3 Subaccounts, shown on the Contract Schedule; and

MLI-560-4 (4/08)

                                 (d) A percentage, not to exceed the Platform 4 Maximum Percentage shown on the Contract Schedule, may be allocated to any combination of Subaccounts that we classify as Platform 4 Subaccounts, shown on the Contract Schedule.

                                 If you chose to allocate a Purchase Payment to the EDCA Account, then the entire Purchase Payment must be allocated only to the EDCA Account. In addition, all transfers from an EDCA Account must be allocated to the same Subaccounts, and other accounts included by rider, as your most recent allocations for Purchase Payments, or your Account Value on the Effective Date.

                                 Your Account Value will be rebalanced on a quarterly basis based on your most recent Purchase Payment allocation among the Subaccounts or other accounts included by rider that complies with the allocation limitations described above. Rebalancing will also occur on a date when a subsequent Purchase Payment is received, if accompanied by new allocation instructions (in addition to the quarterly rebalancing). Quarterly rebalancing will first occur on the date that is three months from the Effective Date; provided however, rebalancing will be made on the 1st day of the following month if a quarterly rebalancing date occurs on the 29th, 30th or 31st of a month. Subsequent rebalancing will be made each quarter thereafter on the same day. In addition, if a quarterly rebalancing date is not a Business Day the reallocation will occur on the next Business Day. Withdrawals from the Contract will not result in rebalancing on the date of withdrawal.

                                 You may change your Purchase Payment
                                 allocations instructions at anytime upon Notice to us, provided that such instructions must comply with the allocation limits described above in subsections (1) and (2). If you provide new allocation instructions for Purchase Payments and if these instructions conform to the allocation limits described above, future Purchase Payment and EDCA Account transfer allocations and quarterly rebalancing will be made in accordance with the revised allocation instructions.

                                 Any transfer request must result in an Account Value that meets the allocation limits described above. Any transfer request will not cause your Purchase Payment allocation instructions to change unless a separate instruction is provided to us at the time of transfer.

                                 The Company will determine whether a Subaccount or any other accounts included by rider is classified as Platform 1, Platform 2, Platform 3 or Platform 4. We may determine or change the classification of a Subaccount or other accounts included by rider in the event a Subaccount or its underlying investment option or any other accounts included by rider is added, deleted, substituted, merged or otherwise reorganized. In that case, any change in classification will only take effect as to your Contract in the event you make a new Purchase Payment or request a transfer among Subaccounts and any other accounts included by rider. We will provide you with prior written notice of any changes in classification of Subaccounts or any other accounts included by rider.

TERMINATION OF RIDER             This Rider will terminate upon the earliest of:

                                 (a)   The 30th day following the GMIB Rider
                                       Termination Date shown on the Contract
                                       Schedule;

                                 (b)   The date you make a full withdrawal of
                                       your Account Value;

                                 (c) The date there are insufficient funds to deduct the GMIB Rider Charge from your Account Value;

                                 (d)   The date you annuitize your Contract;

                                 (e) A change of the Owner or Joint Owner (or Annuitant if the Owner is a non-natural person), subject to our administrative procedures;

                                 (f)   The date you assign your Contract,
                                       subject to our administrative procedures.

MLI-560-4 (4/08)

                                 (g)   Death of the Owner or Joint Owner (or
                                       Annuitant if the Owner is a non-natural
                                       person) unless the Beneficiary is the
                                       spouse of the Owner and elects to
                                       continue the Contract and the GMIB Rider
                                       Termination Date;

                                 (h) The date the Guaranteed Principal Option takes effect; or

                                 (i) Termination of the Contract to which this Rider is attached; or

MetLife Investors Insurance Company has caused this Rider to be signed by its Secretary.

                                             METLIFE INVESTORS INSURANCE COMPANY


                                             /s/ Richard C Pearson
                                             -----------------------------------
                                             SECRETARY

MLI-560-4 (4/08)

                               GMIB ANNUITY TABLES

                     AMOUNT OF FIRST MONTHLY INCOME PAYMENT
                            PER $1000 OF INCOME BASE

                                 ANNUITANT ONLY

                         [Life Annuity with 10 Years of
                           Annuity Payments Guaranteed

ATTAINED AGE
OF ANNUITANT   MALE   FEMALE
------------   ----   ------
      55       3.64    3.42
      60       3.97    3.71
      65       4.40    4.08
      70       4.95    4.57
      75       5.65    5.21
      80       6.59    6.11
      85       8.38    7.70
      90       8.38    7.70]

     [Life Annuity with 10 Years of Annuity Payments Guaranteed Provided No Withdrawals Were Taken Prior to Age 60 and Your Account Value is fully withdrawn.

ATTAINED AGE
OF ANNUITANT   MALE   FEMALE
------------   ----   ------
     55        3.64    3.42
     60        5.00    5.00
     65        5.00    5.00
     70        5.00    5.00
     75        5.65    5.21
     80        6.59    6.11
     85        8.38    7.70
     90        8.38    7.70]

If you decide to receive Annuity Payments under the Single Life option after age 79, the 10-year guarantee period will be shortened. Please see your Contract Schedule for more details.

                          ANNUITANT AND JOINT ANNUITANT

    [Joint and Survivor Annuity with 10 Years of Annuity Payments Guaranteed

                                AGE OF FEMALE ANNUITANT
ATTAINED AGE OF   -------------------------------------------------------------------------------------
MALE ANNUITANT    10 YEARS YOUNGER   5 YEARS YOUNGER   0 YEARS YOUNGER   5 YEARS OLDER   10 YEARS OLDER
---------------   ----------------   ---------------   ---------------   -------------   --------------
      55                2.92               3.04              3.16             3.27             3.38
      60                3.09               3.24              3.39             3.54             3.67
      65                3.30               3.49              3.69             3.88             4.05
      70                3.57               3.82              4.08             4.34             4.57
      75                3.92               4.25              4.61             4.96             5.25
      80                4.38               4.84              5.32             5.78             6.12
      85                5.01               5.62              6.25             6.77             7.11
      90                5.01               5.62              6.25             6.77             7.11]

Monthly payments for ages not shown will be furnished on request.

MLI-560-4 (4/08)